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                                                                   EXHIBIT 10.9


                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT, dated as of October 31, 1996, by and among MAXCO, INC., a Michigan corporation ("Maxco"), WRIGHT PLASTIC PRODUCTS, INC., a Michigan corporation ("WPP") and PACER TOOL AND MOLD, INC., a Michigan corporation ("Pacer" and, together with WPP, jointly, severally and collectively referred to as the "Sellers") and PLASTICS ACQUISITION CO., LLC, an Ohio limited liability company ("Purchaser"), with reference to the following RECITALS:

         A. WPP is a wholly-owned subsidiary of CMC, Inc., a Michigan corporation ("CMC"). CMC is a wholly-owned subsidiary of Maxco. Pacer is a wholly-owned subsidiary of WPP.

         B. WPP and Pacer are engaged, in part, in the business of fabricating injection molded custom plastic products and related molds and tooling (such business operations, together with all of the business operations incidental thereto or connected therewith, the "Business"). Such business operations of WPP and Pacer have been carried on as distinct businesses within such corporations and are united only by WPP's stock ownership of Pacer.

         C. Subject only to the limitations and exclusions contained in this Agreement and on the terms and conditions hereinafter set forth, Sellers desire to sell, and Purchaser desires to purchase, the Business, its operations, and substantially all of the assets of the Sellers, including all such assets used in the conduct of the Business.

         NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                        ARTICLE I  -  PURCHASE AND SALE

         1.1  Agreement to Sell.  At the Closing hereunder (as defined in
Section 2.1 hereof), Sellers shall grant, sell, convey, assign, transfer and deliver to Purchaser, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Sellers in and to:

                 (a) the Business as a going concern;

                 (b) the names "WRIGHT PLASTIC PRODUCTS, INC.", "PACER TOOL AND MOLD, INC.", "PACER ENGINEERED PRODUCTS" and any and all variations thereof used in the Business (collectively, the "Operating Names") and all goodwill associated therewith; and
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                 (c) all of the assets, properties and rights described in
         Section 1.1.1 hereof (which assets, properties and rights, together with the Business, Operating Names and associated goodwill, are herein sometimes called the "Assets").

Sellers agree that the Assets will be conveyed, assigned, transferred and delivered to Purchaser free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever except for (i) liens for current real or personal property taxes not yet due and payable, (ii) worker's, carrier's and materialman's liens, (iii) liens that are immaterial in character, amount, and extent, and which do not detract from the value or interfere with the present or proposed use of the properties they affect, (iv) any "Permitted Real Estate Exceptions" (as herein defined) and (v) such liens, if any, as are itemized and described on SCHEDULE 1.1 attached hereto (collectively, the "Permitted Liens").

                 1.1.1 Included Assets. Except as otherwise expressly set forth in Section 1.1.2 hereof, the Assets shall include, without limitation, the following assets, properties and rights:

                 (a) that certain real property described on SCHEDULE 1.1.1(A) attached hereto, together with all structures, improvements and fixtures and all water lines, rights of way, uses, licenses, easements, hereditaments, tenements and appurtenances belonging or appertaining thereto (collectively, the " Owned Real Property");

                 (b) the rights of Pacer in and to that certain real property and related improvements and fixtures located at 64 Range Road, Marysville, Michigan (the "Leased Real Property" and, together with the Owned Real Property, the "Real Property") under and pursuant to the terms of that certain Lease dated January 1, 1995 between Mark C. Ward (the "Lessor"), as successor-in-interest to C. Warren Ward and Delma Ward and Pacer (the "Marysville Plant Lease");

                 (c)(i) all machinery, equipment, tools, vehicles, furniture, furnishings, leasehold improvements, goods, and other tangible personal property described or listed in that certain Appraisal (FMV) dated August 15, 1996 as prepared by Collateral Evaluation Associates and (ii) to the extent of the right, title and interest of the Sellers therein, all such other machinery, equipment, tools, vehicles, furniture, furnishings, leasehold improvements, goods, and other tangible personal property owned by the Sellers or otherwise used, directly or indirectly, in the conduct of the Business (collectively, the "Machinery and Equipment" and, together with the Real Property, the Fixed Assets");

                 (d) all accounts receivable, notes receivable and other rights or claims to the payment of monies, whether for goods sold or leased or services rendered or otherwise, together with all unbilled costs and fees, whether arising out of the conduct of the Business or otherwise owned by the Sellers;

                 (e) all raw materials, work-in-process and finished goods inventories, shipping materials, supplies and other personal property held for sale or lease or used or consumed in the manufacture of finished goods, together with all office supplies and other supplies of any nature, used, directly or indirectly, in the conduct of the Business or otherwise owned by the
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         Sellers;

                 (f) to the extent the assignment thereof is permitted by applicable law, all federal, state, local or foreign governmental franchises, licenses, registrations, permits, certifications and other similar governmental authorizations which are held by Sellers in connection with (i) the operation of the Business or (ii) the ownership, use or operation of any of the Assets (collectively, the "Authorizations"), including, without limitation, all such Authorizations listed on SCHEDULE 1.1.1(F) attached hereto;

                 (g) subject to the provisions of Section 2.3 below, all rights of the Sellers in, to and under all contracts, agreements, commitments, purchase orders, bids, quotations and other arrangements of any nature, written or oral, to which either of the Sellers are a party or pursuant to which either such Seller or any of its assets or properties are bound (collectively, the " Contracts"), including, without limitation, the Marysville Plant Lease and such other Contracts listed on SCHEDULE 1.1.1(G) attached hereto (the Marysville Plant Lease and such listed Contracts, together with all such other Contracts not otherwise "Excluded Contracts" as defined in Section 1.1.2(e) below, being referred to as the " Assumed Contracts");

                 (h) all right, title and interest of the Sellers in and to all (i) patents, trademarks, service marks, trade names and copyrights, whether registered or unregistered, and any applications therefor, used in the Business or under development and (ii) technologies, methods, formulations, data bases, trade secrets, know-how, inventions and other intellectual property used in the Business or under development (collectively, the "Intellectual Property");

                 (i) all right, title and interest of the Sellers in and to all computer software used in the conduct of the Business (other than any such software as is otherwise generally commercially available, the "Software"), including all related documentation and related object and source codes;

                 (j) all rights under express or implied warranties relating to the Assets and all rights in, to and under any representations, warranties, covenants and guaranties made or provided to either of the Sellers by any third parties with respect to any of the Assets or under any Assumed Contracts;

                 (k) all information, files, records, data, plans, customer lists, supplier lists and other recorded knowledge related to the Business or any of the Assets;
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                 (l)  such right, title and interest of the Sellers, if any, in and to such tangible personal property, including molds, materials and other products in the possession or control of either of the Sellers which is owned by any customer or supplier of the Business (herein referred to as " Property Held as Bailee"); and

                 (m) all right, title and interest of the Sellers in and to such other assets, properties, rights and interests of every kind and description, tangible and intangible, and wherever situated, used in, arising out of the conduct of, or comprising a part of, the Business, including, without limitation, all such assets and properties otherwise reflected on the "Consolidated Closing Balance Sheet" as defined in Section 1.6.

The Purchaser acknowledges (x) that the Sellers expressly disclaim any representation, express or implied, that the Sellers have any exclusive right to use the Operating Names and (y) that the Seller's interest in any Software used in the conduct of the Business is limited to the right to use such software and source codes as a licensee thereof and that Sellers do not warrant their respective ownership of any such Software.

                 1.1.2  Excluded Assets.  Notwithstanding the provisions of
Section 1.1.1 above, the Assets shall not include any of the following (the "Excluded Assets"):

                 (a) cash or cash equivalents in transit, on hand or in bank accounts, provided, that, remittances received by Sellers after Closing in respect of accounts receivable shall not be deemed an Excluded Asset hereunder;

                 (b) prepaid items not otherwise included in the "Total Assets to be Sold" as defined in Section 1.3.1 below;

                 (c) the corporate seals, certificates of incorporation, minute books, stock books, tax returns or other records having to do with corporate organization of Sellers;

                 (d) WPP's right, title and interest in and to the capital stock of Pacer;

                 (e) the following Contracts to which either of the Sellers may be a party or pursuant to which either such Seller or any of its assets or properties are bound (collectively, the "Excluded Contracts"):

                          (i) employee benefit plans, whether formal or informal, whether or not set forth in writing, and whether covering one person or more than one person, sponsored or maintained by the Sellers or Maxco for employees of Sellers, including, without limitation, any plans, funds, programs, policies, arrangements, practices, customs and understandings providing benefits of economic value to any employee, former employee, or present or former beneficiary, dependent or assignee of any such employee or former employee, including, without limitation (x) plans or policies relating to sick pay, vacation pay and the like, (y) any employee welfare benefit plans within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (" ERISA") and (z) employee pension benefit plans within the meaning of section 3(2) of ERISA (collectively, the "Employee Benefit Plans");

                          (ii) any Contract under which either of the Sellers has outstanding, or the right or obligation to incur, any indebtedness, obligation (including, without limitation, by way of a
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         guaranty) or liability for borrowed money or the deferred purchase price of property (collectively, ("Debt Instruments"), excepting, however , the "Ward Note Obligations" as defined in Section 1.3.2 (c) below; and

                         (iii)  such other Contracts, if any (x) as listed on
         SCHEDULE 1.1.2(E) attached hereto or (y) which, at the election of the Purchaser, are excluded, to the extent required to be disclosed by Seller's hereunder under the provisions of Section 3.1.19 hereof and not so disclosed;

                 (f) the rights which accrue or will accrue to Sellers under this Agreement;

                 (g) the rights to any of Sellers' claims for any federal, state, local, or foreign tax refunds, excluding, however, any rights Sellers may have for any real estate or personal property tax abatement.

         1.2 Agreement to Purchase. Subject otherwise to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Sellers and Maxco contained herein, Purchaser shall purchase the Assets from Sellers at the Closing hereunder and, in exchange therefor, Purchaser shall, at the Closing:

                 (a) assume and agree to pay, discharge or perform, as appropriate, those liabilities and obligations of Sellers which Purchaser agrees to assume as provided in Section 1.4 of this Agreement (the "Assumed Liabilities"); and

                 (b) make the payments and deliveries in respect of the "Cash Amount" as further described in Section 1.3.2 hereof.

         1.3 Purchase Price. For purposes of this Agreement, the "Purchase Price" shall mean the sum of (a) the amount determined under Section 1.3.1 below (as finally determined pursuant to the provisions of Section 1.7 hereof, the "Cash Amount") plus (b) the amount of the "Closing Assumed Operating Liabilities" as defined in Section 1.3.1 below and finally determined pursuant to the provisions of Section 1.7 hereof.

                 1.3.1 Cash Amount. The Cash Amount shall be an amount equal to:

                          (a)  $7,338,178 (the "Base Net Book Value");

                          (b) (i) less, the amount, if any, by which the "Closing Net Book Value" (as hereinafter defined in this Section 1.3.1) is less than the Base Net Book Value; or

                               (ii) plus, the amount, if any, by which such Closing Net Book Value exceeds the Base Net Book Value.

The term "Closing Net Book Value" means the net book value of the "Total Assets to be Sold", less the net book value of the "Closing Assumed Operating Liabilities", less the remaining balance of the Ward Note Obligations (inclusive of accrued interest) in each instance as determined as of the Closing Date and as reflected on the Consolidated Closing Balance Sheet. For purposes of the foregoing, (x) the term "Total Assets to be Sold" shall mean the accounts receivable of the Sellers (net of allowance for bad debts) and inventory of the Sellers (net of reserves) and other assets of the Sellers of the nature itemized as "Total Assets to be Sold" on Schedule 1.3.1 attached hereto (the "Adjusted September

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Balance Sheet") outstanding as of the Closing Date and (y) the term "Closing
Assumed Operating Liabilities" shall mean those liabilities of the Sellers of the nature itemized as "Operating Liabilities Assumed" on the Adjusted September Balance Sheet outstanding as of the Closing Date.

                 1.3.2 Payment of Cash Amount. The Cash Amount shall be payable to the Sellers as follows:

                 (a) on the Closing Date, Purchaser shall pay Sellers the amount of $6,038,178 (the "Cash Closing Payment") payable by wire transfer of immediately available funds to such account as Sellers shall designate;

                 (b) on the Closing Date, Purchaser shall deliver to Sellers a Promissory Note in substantially the same form as EXHIBIT A attached hereto (" Subordinated Note"), made payable to the Sellers in the original principal balance of $1,300,000 (the "Note Amount" and, together with the Cash Closing Payment, the "Closing Payment Amount"), duly executed by the Purchaser; and

                 (c) within seven days after the "Adjustment Date" (as defined in Section 1.7 hereof):

                          (i) if the Cash Amount exceeds the Closing Payment Amount, Purchaser shall pay such excess to Sellers by delivery to Sellers of a certified or bank cashier's check in the amount of such excess; or

                          (ii) if the Closing Payment Amount exceeds the Cash Amount, Sellers shall pay such excess to Purchaser by delivery to Purchaser of a certified or bank cashier's check in the amount of such excess.

                 1.3.3 Allocation of Purchase Price. The Purchase Price as finally determined shall be allocated among the Assets acquired hereunder as described on SCHEDULE 1.3.3 attached hereto (the "Allocation Schedule"). Maxco and Purchaser each hereby covenant and agree that it will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of the Allocation Schedule.

         1.4 Assumption of Liabilities. At the Closing hereunder, and except as otherwise specifically provided in respect of "Excluded Liabilities" as defined in Section 1.5 hereof, Purchaser shall assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of Sellers:

                 (a) the Closing Assumed Operating Liabilities, but only if and to the extent that the same are accrued or reserved for on the Consolidated Closing Balance Sheet;

                 (b) such liabilities and obligations of Sellers arising in respect of the performance of the Assumed Contracts after the Closing Date, except to the extent:

                          (i)  such liabilities or obligations are of a nature
         or character which under generally accepted accounting principles should be accrued or reserved for on a balance sheet or the notes thereto as a liability or obligation, if and to the extent that the same are not accrued or reserved for on the Consolidated Closing Balance Sheet; or
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                         (ii)  such liabilities or obligations arise out of any
         breach by Sellers of any provision of any such Contract, including but not limited to liabilities or obligations arising out of Sellers' failure to perform such Contract in accordance with its terms prior to the Closing, excluding, however, any liability arising out of the assignment of such Contract to the Purchaser in violation of the terms thereof; and

                           (iii) such liabilities and obligations of Sellers arising in respect of the Ward Note Obligations, other than the guaranty from Maxco in respect thereof.

         1.5  Excluded Liabilities.  Except as specifically provided in Section
1.4 hereof, Sellers shall remain liable and responsible for all liabilities or obligations of the Business or Sellers of every kind, nature and description whatsoever, howsoever and whenever arising, whether known or unknown and whether contingent or matured (such liabilities and obligations being referred to herein as the "Excluded Liabilities"). Without limiting the foregoing, Sellers expressly acknowledge and agree that the Excluded Liabilities shall include the following:

                 (a) except as related to the Ward Note Obligations, any liabilities or obligations of either the Sellers or Maxco in respect of borrowed money, including any indebtedness arising out of any Debt Instrument, loan or other financing arrangement of similar nature, including any purchase-money financing or capital lease obligations;

                 (b) any claim, including, without limitation, product liability or similar claims for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Sellers, or alleged to have been made by Sellers, or which is imposed, or asserted to be imposed, by operation of law, in connection with any service performed or product manufactured by or on behalf of Sellers prior to the Closing Date, including without limitation any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damage, lost revenue or income;

                 (c)(i) any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees or other governmental charges or impositions, including, without limitation, all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition under laws of the United States or any state or municipal or political subdivision thereof or any foreign country or political subdivision thereof, payable by either of the Sellers or Maxco with respect to the business, assets, properties or operations of Sellers or Maxco or any member of any affiliated group of which either is a member for any period prior to the Closing Date (" Taxes") or (ii) any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees or other governmental charges or impositions incident to or arising as a consequence of the negotiation or consummation by Sellers or Maxco or any member of any affiliated group of which either is a member of this Agreement and the transactions contemplated hereby;

                 (d) any liability or obligation under or in connection with any Excluded Assets;

                 (e) any liability or obligation arising out of the violation of any federal, state or local statute, regulation, rule, ordinance or law of other nature relating to or regulating (i) the emission, discharge or release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land), or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial. toxic or hazardous substances or wastes (collectively, " Environmental Laws"), to the extent such liability or obligation relates to or arises out of the condition of the Real Property or the conduct of the Business prior to Closing.

                 (f) any liability or obligation arising prior to, or as a result of, the Closing to any employees, agents or independent contractors of Sellers, whether or not employed by Purchaser after the Closing, or under any benefit arrangement with respect thereto, except as expressly set forth in Section 7.1 hereof; or

                 (g) any liability or obligation of Sellers or Maxco arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and fees and expenses of counsel, accountants and other experts.

         1.6 Closing Balance Sheet. Not later than 60 days after the Closing Date, Purchaser shall deliver a balance sheet setting forth the Purchaser's determination of the Closing Net Book Value (the "Consolidated Closing Balance Sheet"). The Consolidated Closing Balance Sheet shall be so prepared in a manner consistent with the principles employed by Sellers in the preparation of the Year-End Financials (as defined in Section 3.1.6 hereof), provided, that:

                 (a) in determining the Closing Assumed Operating Liabilities such adjustments shall be made as may otherwise be required by generally accepted accounting principles, consistently applied; and

                 (b) in determining the book value of the inventory of the Business at the Closing Date, and in addition to the accounting principles to be otherwise employed in such determination, (i) inventory will be determined by a physical count as of Closing Date,
         (ii) regrind and all defective or unmerchantable inventory will be allocated no (or a zero) value, (iii) mixes (i.e. virgin material to which less than 50% regrind has been added) will be valued using the lower of last cost or market value of the raw material included in such raw material inventory, (iv) other raw materials inventory will be valued using the lower of last cost or market values, provided, that , such value shall in no event exceed the net realizable value of such inventory, (v) finished goods inventory will be valued at 75% of net selling price and (vi) slow-moving inventory (i.e. more than 120-day supply based on current unshipped orders) will be valued at net realizable value.

         Subject to the foregoing agreed-upon valuation standards, the Consolidated Closing Balance Sheet shall be prepared by the Purchaser and reviewed by Purchaser's independent accountants ("Purchaser's Auditors") in accordance with a standard of review consistent with the "review" provisions of Statement No. 1, entitled "Compilation and Review of Financial Statements" (December 1978) of the Accounting and Review Services Committee of the American Institute of Certified Public Accountants. The Consolidated Closing Balance Sheet as so delivered to Sellers shall include a report of the Purchaser's Auditors to the effect that such balance sheet fairly presents the Closing Net Book Value, determined in conformity with the principles to be applied under the terms of this Section 1.6 and also include a schedule setting forth the calculation of the Cash Amount and the Purchase Price. In rendering the foregoing review and report, Purchaser's Auditors shall consult with Sellers' independent accountants ("Sellers' Auditors"), and permit Sellers' Auditors at the earliest practicable date to review the report of Purchaser's Auditors, including all work papers, schedules and calculations related thereto, prior to the issuance thereof. Sellers' Auditors shall commence its review of said work papers, schedules and calculations as soon as practicable after Purchaser's Auditors has completed the field work phase of its review.

         1.7 Review and Finalization of Consolidated Closing Balance Sheet. The report of Purchaser's Auditors, including the determination of the Cash Amount and the Purchase Price as therein set forth, shall be final and binding upon the parties unless Sellers shall give the Purchaser written notice (a "Dispute Notice") of their dispute with the Consolidated Closing Balance Sheet or the determination of the Cash Amount and the Purchase Price as made by the Purchaser's Auditors, specifying the nature and amount of such dispute(s) with reasonable specificity, within 15 days after the issuance of the report of Purchaser's Auditors. Subject to the delivery by the Sellers of a Dispute Notice as so provided, any such dispute which may arise between Sellers and Purchaser as to the Consolidated Closing Balance Sheet or the determination of the Cash Amount and the Purchase Price as made by the Purchaser's Auditors shall be resolved in the following manner:

                 (a) during the 15 day period following the date of such Dispute Notice, Sellers and

         Purchaser shall attempt to resolve such dispute and to determine the appropriateness of the Consolidated Closing Balance Sheet, the Cash Amount or the Purchase Price; and

                 (b) if, at the end of the 15 day period specified in subsection (b) above, Sellers and Purchaser shall have failed to reach a written agreement with respect to such dispute, the matter shall be referred to, Arthur Andersen & Co., independent certified public accountants (the "Arbitrator"), which shall act as an arbitrator and shall use its best efforts to issue its report as to such matters in dispute within sixty (60) days after such dispute is referred to the Arbitrator. Each of the parties hereto shall bear all costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the Arbitrator hereunder shall be borne equally by Sellers and Purchaser. This provision for arbitration shall be specifically enforceable by the parties and the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding and there shall be no right of appeal therefrom.

         The term "Consolidated Closing Balance Sheet" as used elsewhere in this Agreement shall mean the Consolidated Closing Balance Sheet as prepared, reviewed and finally determined as described in Section 1.6 and this Section
1.7. The term "Adjustment Date" shall mean the date which is the later of the 15th day after delivery of the report of Purchaser's Auditors pursuant hereto or the date upon which any dispute concerning the Consolidated Closing Balance Sheet, Cash Amount or the amount of the Purchase Price is otherwise finally resolved.

           ARTICLE II - CLOSING, ITEMS TO BE DELIVERED, THIRD PARTY CONSENTS CHANGE IN NAME AND FURTHER ASSURANCES

         2.1 Closing. The closing (the "Closing") of the sale and purchase of the Assets shall take place at 10:00 A.M., local time, on October 31, 1996 at the offices of Arter & Hadden, 1100 Huntington Building, 925 Euclid Avenue, Cleveland, Ohio 44115 or on such other date as may be mutually agreed upon in writing by Purchaser and Sellers. The date of the Closing is sometimes herein referred to as the "Closing Date".

         2.2 Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein contained:

                 (a)  Sellers shall deliver to Purchaser the following:

                          (i) such bills of sale, with warranty of title, assignments, endorsements, deeds, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, Purchaser all of Sellers' right, title and interest in and to the Assets, including without limitation, (A) good and valid title in and to all of the Assets owned by Sellers, (B) good and valid leasehold interests in and to all of the Assets leased by Sellers as lessee, and
         (C) all of Sellers' rights under all Contracts, Authorizations and other documents included in the Assets, as determined on the Closing Date; and

                          (ii) an owner's title insurance policy issued by Ticor Title Insurance Company, as of the Closing Date, in the amount of $1,390,000 insuring fee simple title to the real property described in the Preliminary Title Report attached as EXHIBIT B as of Closing.

         Simultaneously with such deliveries, all such steps will be taken as may be required to put Purchaser in actual possession and operating control of the Assets.

                 (b)  Purchaser shall deliver to Sellers the following:

                          (i)  the Cash Closing Payment in accordance with
         Section 1.3.2 (a) hereof;

                          (ii) an undertaking whereby Purchaser will assume and agree to pay, discharge or perform, as appropriate, Sellers' liabilities and obligations to the extent and as provided in Section
         1.4 hereof in form reasonably satisfactory to Sellers and its counsel.

                          (iii)  the Subordinated Note.

                 (c) At or prior to the Closing, the parties hereto shall also deliver to each other the agreements, opinions, certificates and other documents and instruments referred to in Article V hereof.

         2.3 Third Party Consents. To the extent that Sellers' rights under any Assumed Contract, Authorization or other Asset to be assigned to Purchaser hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under the Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Sellers, to the maximum extent permitted by law, shall act after the Closing as Purchaser's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser, provided, that, in such event, Purchaser shall indemnify and hold harmless Sellers from and against, and reimburse Sellers for, any and all liability or out-of-pocket costs or expense incurred by Sellers in providing such benefits to Purchaser, other than any suchliabilities or obligations as may relate to or arise out of any claim that the Contract or Authorization has been violated by the assignment of the same in any instance where the Purchaser loses the benefit of the use of such Contract or Authorization.

         2.4 Change of Names. On the Closing Date, Sellers and Maxco shall deliver to Purchaser all such executed documents as may be required to change the corporate names, or any registered tradenames or ficticious names, of each of the Sellers to another name bearing no similarity to the Operating Names. Such documents shall include, without limitation, name change amendments with the Secretary of State of Michigan and an appropriate name change notice for each state where Sellers is qualified to do business.

         2.5 Further Assurances. Sellers, from time to time after the Closing, at Purchaser's request, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets, or to better enable Purchaser to complete, perform or discharge any of the liabilities or obligations assumed by Purchaser at the Closing pursuant to Section 1.4 hereof. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

                 ARTICLE III  -  REPRESENTATIONS AND WARRANTIES

         3.1 Representations and Warranties of Maxco and Sellers. Maxco and each of the Sellers hereby jointly and severally represent and warrant to Purchaser that:

                 3.1.1 Corporate Existence. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Neither of the Sellers are otherwise required to be qualified or licensed to do business as a foreign corporation in any other jurisdiction.

                 3.1.2 Corporate Power: Authorization; Enforceable Obligations. Maxco and the Sellers each have (or will have upon their respective board approval) the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Maxco and Sellers will, by Closing, have been duly authorized by all necessary corporate and shareholder action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Sellers or Maxco in accordance with the provisions hereof (the "Seller Documents") will be, duly executed and delivered on behalf of Maxco and Sellers by duly authorized officers of Maxco and Sellers, and this Agreement constitutes, and the Seller Documents when executed and delivered will constitute, the legal, valid and binding obligations of Maxco and Sellers, to the extent a party thereto, enforceable against such party in accordance with their respective terms.

                 3.1.3 No Interest in Other Entities. Except for the interest of WPP in Pacer, neither of the Sellers own any shares of any other corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture or other legal entity.

                 3.1.4 Validity of Contemplated Transactions, etc. The execution, delivery and performance of this Agreement by Maxco and Sellers does not and will not:

                 (a) violate, conflict with or result in the breach of any term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Sellers or Maxco is subject,
         (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Sellers or Maxco, (iii) the charter documents of Sellers or Maxco or any securities issued by Sellers or Maxco, (iv) any Excluded Contract or any mortgage, indenture, agreement, contract, commitment, lease, plan, permit, authorization or other instrument, document or understanding, oral or written, to which Maxco is a party or by which Maxco may be bound or affected or (v) except as may relate to, or arise by reason of, the failure to obtain any consent otherwise required thereunder, any Authorization or "Material Contract" (as defined in Section 3.1.19 hereof); or

                 (b) except as may relate to, or arise by reason of, the failure to obtain any consent otherwise required thereunder, give any person with rights under any Authorization or Material Contract, the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Sellers under such Authorization or Material Contract.

Except as may relate to filings required to be made by Maxco with the Securities and Exchange Commission, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by Sellers or Maxco.

                 3.1.5 No Third Party Options. There are no existing agreements, options, commitments or rights with, of or to any person to acquire, directly or indirectly, any of the Assets or any interest therein, except for those contracts entered into in the normal course of business consistent with past practice for the sale of inventory of Sellers.

                 3.1.6 Financial Statements. The balance sheet of WPP at March 31, 1994 and the consolidated and consolidating balance sheets of Sellers at March 31, 1995 and 1996, and the related statements of income (consolidated and consolidating, where applicable) for the fiscal years then ended attached as SCHEDULE 3.1.6A hereto (the "Year-End Financials") and the consolidated and consolidating balance sheets of Sellers at September 30, 1996 and related statements of income for the period then ended attached as SCHEDULE 3.1.6B hereto (the "Interim Financials" and, together with the Year-End Financials, the "Financials") fairly present the financial position of the Sellers at the dates indicated and the results of operations of Sellers for the periods indicated. Sellers have otherwise disclosed to the Purchaser all material variations from generally accepted accounting principles used in the preparation of the Financials and any adjustments necessary to fairly present the financial position of the Sellers for the periods then ended. The Adjusted September Balance Sheet has been prepared on a basis consistent with the
preparartion of the Interim Financials.   References in this Agreement to the
"Year-End" shall be deemed to refer to March 31, 1996.

                 3.1.7 Accounts Receivable. The accounts receivable of Sellers arising from the Business are valid and genuine and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice.

                 3.1.8 Inventory. The raw materials, work-in-process and finished goods inventory of Sellers used in the conduct of the Business consist of goods of a quality, quantity and condition which will be usable or saleable by the Purchaser in the ordinary course of the Business. Neither of the Sellers is under any liability or obligation with respect to the return of inventory in the possession of wholesalers, retailers or other customers.

                 3.1.9 Tax and Other Returns and Reports. All federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by Maxco or the Sellers (the "Tax Returns") with respect to the Taxes have been (or, to the extent not yet due, will be) filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect (or will properly reflect) the liabilities of Maxco and/or Sellers for Taxes for the periods, property or events covered thereby. All Taxes relating to past periods of operations, whether reflected on the Tax Returns or otherwise claimed to be due by any taxing authority, have been properly accrued or paid. There are not any pending tax examinations of, or tax claims asserted against, either of the Sellers, Maxco or any of the Assets in respect of any Taxes or Tax Returns. Sellers have no knowledge of any basis for any additional assessment of any Taxes. Sellers have made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including without limitation the portion of such deposits relating to taxes imposed upon Sellers.

                 3.1.10 Books of Account. The books, records and accounts of Sellers maintained with respect to the Business accurately and fairly reflect, in reasonable detail, the transactions, assets, liabilities, costs and expenses of Sellers with respect to the Business.

                 3.1.11  Existing Condition.  Except as set forth on SCHEDULE
3.1.11 attached hereto,
since Year-End, Sellers have not, with respect to the Business:

                 (a) incurred any liabilities or discharged or satisfied any liabilities other than in the ordinary course of business consistent with past practice, or failed to pay or discharge any liabilities, which failure has caused, or will cause, any material damage or risk of material loss to the Business or any of the Assets;

                 (b) sold, transferred or otherwise disposed of any assets or properties which would have been included in the Assets if the Closing had been held at Year-End or on any date since then, except for (i) such assets or properties as have been used or consumed in the ordinary course of business, (ii) the sale of inventory in the ordinary course of business consistent with past practice and (iii) the disposition of any such assets or properties (x) which were obsolete and immaterial in value and (y) which has otherwise been fully reflected in the Adjusted August Balance Sheet;

                 (c)(i) suffered any damage, destruction or loss, whether or not covered by insurance, (x) materially and adversely affecting the Business or Assets or (y) of any item or items carried on its books of account individually or in the aggregate at more than $50,000.00, or
         (ii) suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct the Business;

                 (d) suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

                 (e)(i) made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or (ii) other than in the ordinary course of business consistent with past practice, increased the salaries or other compensation payable to, or made any increase in, or any addition to, other benefits provided to, any of its employees;

                 (f) changed any of the accounting principles followed by it, or the methods of applying such principles, in any material respect; or

                 (g) entered into any transaction other than in the ordinary course of business consistent with past practice.

                 3.1.12 Title to Properties. The Sellers are, respectively, the owners of all real, personal and mixed properties and assets used in the conduct of the Business, except for:

                 (a)  the Leased Real Property;

                 (b) such tangible personal property leased by either of the Sellers as set forth on SCHEDULE 3.1.12A attached hereto (the "Leased Personalty"); and

                 (c) the Property Held as Bailee as identified on SCHEDULE 3.1.12B attached hereto.

The Sellers have good, valid and marketable title to its owned properties and assets, and all other properties and assets reflected on the August Adjusted Balance Sheet or thereafter acquired (except for inventory sold in the ordinary course of business consistent with past practice), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for (i) Permitted Liens and (ii) such liens disclosed on

SCHEDULE 3.1.12C attached hereto which will be otherwise released and discharged as of Closing.

                 3.1.13 Condition of Tangible Assets. Except for normal wear and maintenance requirements and as otherwise set forth on SCHEDULE 3.1.13 attached hereto, all Fixed Assets material to the conduct of the Business, including all Property Held as Bailee:

                 (a)  will be in working condition at Closing;

                 (b) conform to all applicable laws, ordinances, codes, rules and regulations and all Authorizations relating to their construction, use and operation; and

                 (c) have been maintained and serviced by Sellers in the ordinary course of business.

The Property Held as Bailee as identified on SCHEDULE 3.1.12B attached hereto constitutes all such property in the possession of the Sellers and all such property of such a nature in respect of which Sellers may have any liability or obligation of any nature to any third party. Sellers are in compliance with all of their respective obligations in respect of all Property Held as Bailee and, except as set forth on SCHEDULE 3.1.13, the physical and mechanical condition of all such property is such that Seller would not have any liability to the owner thereof if returned to such owner in its present condition.

                 3.1.14 Compliance with Laws. Except as otherwise described on SCHEDULE 3.1.14 attached hereto or otherwise permitted under the provisions of Section 3.1.15 hereof or elsewhere herein, Sellers have complied with each, and neither Seller is in violation of any, law, ordinance, or governmental or regulatory rule or regulation, whether federal, state, local or foreign, to which Sellers' business, operations, assets or properties is subject ("Applicable Laws"). To the knowledge of Maxco and Sellers, neither Maxco, nor Sellers, have received any notice of any claim that Sellers are currently in violation of any Applicable Laws.

                 3.1.15 Authorizations. The Authorizations constitute all of the franchises, licenses, permits, registrations, certifications and other authorizations which are in any manner necessary, or otherwise required to be held by any Applicable Laws, for the conduct of the Business as now or previously conducted or for the ownership and use of the Assets, other than any such franchise, license, permit, registration, certification or other authorization:

                 (a) which is otherwise procurable by Purchaser without the incurrence of any material cost or delay or the requirement to comply with any special qualification procedure; and

                 (b) which, if not so held in connection with the operation of the Business, would not (i) subject Purchaser to any penalty, fine or other liability (other than such of the foregoing as may be nominal in amount) or (ii) result in any cessation or interruption in the conduct of the Business.

To the knowledge of Maxco and Sellers, neither Maxco, nor Sellers, have received any notice of any claim that Sellers are currently in violation of any their respective obligations under or with respect to any such Authorization. Insofar as known to Maxco and Sellers, all Authorizations are renewable in the ordinary course of business without the need to comply with any special qualification procedures or any requirement to pay any amounts other than customary renewal fees and none of such Authorizations will be adversely affected by consummation of the transactions contemplated hereby.

                 3.1.16 Transactions With Affiliates, Etc. To the knowledge of the Sellers and Maxco:

                 (a) no business arrangements or transactions between either of the Sellers and either (i) Maxco, (ii) any entity in which Maxco, directly or indirectly, has an ownership interest of in excess of 20% (a " Maxco Corporate Affiliate") or (iii) any corporation or other business entity in which any director or officer of either Maxco, the Sellers or any other Maxco Corporate Affiliate has an ownership interest of in excess of 20% (an "Indirect Affiliate") are material in any respect to either the operation of the Business or the results of operations of the Sellers as reflected in the Financials;

                 (b) neither (i) Maxco, (ii) any other Maxco Corporate Affiliate or (iii) any Indirect Affiliate is engaged in, or otherwise owns or controls any corporation or other entity which is engaged in, direct or indirect competition with the Business in any material respect;

                 (c) no portion of either of the sales or other ongoing business relationships of either of the Sellers is dependent upon the friendship or the personal relationships (other than those customary within business generally) between Maxco or any of the officers or directors of Maxco and any customer or supplier of the Business; and

                 (d) neither Maxco or either of Sellers, nor any person acting on behalf of Maxco or either of the Sellers, has, in connection with the Business, (i) violated the published business policies of any third party with respect to gifts, services or corporate business practices or (ii) engaged in any business practice in the operations of the nature referred to in the Report of the Securities and Exchange Commission ("SEC") dated May 12, 1976, on Questionable and Illegal Corporate Payments & Practices.

                 3.1.17 Litigation. Except as set forth in SCHEDULE 3.1.17 attached hereto, no litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the knowledge of Sellers and Maxco, threatened against Sellers or which relates to the Business, the Assets or the transactions contemplated by this Agreement, nor does Maxco or either Seller know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could adversely affect the Business, the Assets or the transactions contemplated hereby. Neither of the Sellers is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may adversely affect such Seller, its assets or the transactions contemplated hereby.

                 3.1.18 Insurance. Neither Maxco, nor either of the Sellers, is aware of any existing condition relating to the operation of the Business, or the nature or condition of any of the Assets, which could form the basis for the denial of coverage under any of the insurance policies under which the operations of the Business and the Assets are currently insured. Neither of the Sellers has been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five years. No bonds or other surety arrangements are currently issued or otherwise existing in connection with the Business or any Assumed Contract, and the capability to obtain any such bonding or other surety arrangement has historically been immaterial to the operation of the Business.

                 3.1.19 Contracts and Commitments. Except to the extent described in SCHEDULE 3.1.19 attached hereto, neither of the Sellers is a party to any Contract of the following nature (together with the Marysville Plant Lease, a "Material Contract"), whether written or oral:

                 (a) any Contract with any present employee, agent or consultant for the employment of such person, to the extent not otherwise terminable by the Sellers, without liability or cost, on no more than thirty (30) days notice;

                 (b) to the extent not otherwise terminable by Sellers without liability or cost, any Contract for (i) the purchase by Sellers of, or payment by Sellers for, (x) tooling, design or similar engineering services to the extent such Contract involves a cost of in excess of $20,000 remaining unpaid or (y) the purchase of raw materials, supplies or other products (other than tooling), to the extent such Contract involves a cost of in excess of $25,000 remaining unpaid or
         (ii) the provision of services by a third party (except for tooling, design or similar engineering services), to the extent the annualized cost of such Contract is in excess of $10,000;

                 (c) to the extent not otherwise terminable by Sellers without liability or cost, any Contract ("Sales Contract") to (i) sell or supply products (excluding tooling, design or similar engineering services), to the extent such Contract involves annualized sales (based on the Sellers' 1997FYE sales forecast) of $100,000 or more or
         (ii) any Contract to provide tooling, design or similar services, to the extent such Contract involves an amount in excess of $25,000;

                 (d) any agreement, contract or commitment relating to the Business (and not otherwise of the nature covered by paragraphs (b) and (c) above) which, if violated by Sellers, could result in the incurrence of a liability or cost (including damages) of in excess of $10,000;

                 (e) any distribution, dealer, representative or sales agency agreement, contract or commitment relating to the Business;

                 (f) any lease under which either of the Sellers is either lessor or lessee, relating to any personal property or any real property at which the Assets are located, other than (i) the Marysville Plant Lease and (ii) any such lease relating to the lease by either of the Sellers, as lessee, of personal property not otherwise having an annual cost of in excess of $5,000;

                 (g) any commitment or agreement for any capital expenditures or leasehold improvements relating to the Business exceeding, in the aggregate, the amount of $10,000;

                 (h)(i) any Contract limiting or restraining Sellers, the Business or any successor thereto from engaging or competing in any manner in any business, (ii) insofar as known to Maxco or either of the Sellers, any such similar Contract to which any employee of the either of the Sellers is subject and (iii) any confidentiality or nondisclosure agreements to which either of the Sellers is a party;

                 (i) any license, royalty or other similar agreement which relates in whole or in part to any Intellectual Property, other than customary license agreements relating to any commercially available Software not otherwise proprietary to the Sellers;

                 (j)  any tax abatement agreement or similar arrangement; or

                 (k) any material agreement, contract or commitment relating to the Business not made in the ordinary course of business.

                 Purchaser has been provided with true and correct copies (or, where oral, written summaries) of all such Material Contracts, as amended to date, together with the standard forms of written purchase and sales orders and product warranty used by Sellers.

                 Each of the Material Contracts is valid and enforceable by Sellers in accordance with its terms, and the Sellers, and to knowledge of Maxco and Sellers, all other parties thereto, are each in material compliance with the provisions thereof and no event has occurred which, with or without the giving of notice or lapse of time, or both, would constitute a default or grounds for termination thereunder.

                 No information has been brought to the attention of Sellers or Maxco which has led any of them to believe that (1) any customer of Sellers who within the 12 months previous to the Closing Date has purchased more than $100,000.00 worth of products from Sellers intends to cease purchasing from either of the Sellers or intends to alter in any material respect such purchases or (2) there are any quality or performance problems with respect to any molds or products used or sold in the conduct of the Business, other than in the usual and ordinary course of business.

                 In the reasonable opinion of Sellers, no Sales Contract otherwise required to be disclosed on SCHEDULE 3.1.19 contains any contractual requirement with which there is a reasonable likelihood Sellers or any other party thereto will be unable to comply. SCHEDULE 3.1.19 otherwise sets forth a good faith reasonable estimate, as of the date hereof, of (i) the costs which will be incurred in fulfilling the remaining balance of such Contract and (ii) whether or not Sellers have any reason to believe that its profit margin with respect to such goods subject to the contract might be less than it has customarily achieved in the past for similar contracts.

                 3.1.20 Employee Matters. Schedule 3.1.20 contains accurate lists and summary descriptions of the following:

                 (a) the names and titles of and current annual base salary or hourly rates for all employees of Sellers engaged in the conduct of the Business, together with a statement of the full amount and nature of any other remuneration, whether in cash or kind, paid to each such person during the past or current fiscal year or payable to each such person in the future and the bonuses accrued for, the vacation and severance benefits to which, each such person is entitled; and

                 (b) the names of any officer or other key employee of Sellers who terminated employment with such entity since December 31, 1994 or otherwise transferred from Sellers to another operation of Maxco.

To the knowledge of Maxco or either of the Sellers, no key employee of the Sellers is considering the termination of such employee's employment, and neither Maxco, nor any Maxco Corporate Affiliate has offered to employ any of the Sellers' key operating employees, not otherwise already an employee of Maxco, other than upon the condition that such employee is not otherwise offered employment by the Purchaser.

                 3.1.21 Labor Matters. Sellers have not suffered any strike, slowdown, picketing or work stoppage by any union or other group of employees affecting the Business and, to the knowledge of Maxco and Sellers, no such action has been threatened by any such union or group of employees. Neither of the Sellers is a party to any collective bargaining agreement, no such agreement determines the terms and conditions of employment of any employee of Sellers, no collective bargaining agent has been certified as a representative of any of the employees of Sellers, and no representation campaign or election is now in progress with respect to any of the employees of Sellers.

                 3.1.22  Employee Benefit Plans and Arrangements.  SCHEDULE
3.1.22 attached hereto
contains a complete list of all Employee Benefit Plans and designates each plan providing benefits which are funded through a policy of insurance by the word "insured" placed by the listing of the plan.

                 3.1.23 Intellectual Property Matters. The Intellectual Property, other than trade secrets, general know-how and similar property not suseptible to summary or itemization, is listed on SCHEDULE 3.1.23A attached hereto and, except as disclosed thereon, all Intellectual Property is owned by the Sellers and is free and clear of any liens, claims, charges or encumbrances, including, without limitation, any claims, or any proprietary, financial or other interest, of any person, including any present or former employee of Maxco, either of the Sellers or any predecessor of Sellers. To the knowledge of Maxco and Sellers (a) neither of the Sellers infringe upon, or otherwise unlawfully or wrongfully use, any patent, trademark, tradename, service mark, copyright or trade secret owned or claimed by another and (b) no claim of any such infringement has been made by any third party. SCHEDULE 3.1.23B otherwise lists all confidentiality or nondisclosure agreements executed by any of the employees of the Sellers, to the extent in favor of either of the Sellers.

                 3.1.24  The Software.

                 (a) Performance. To the best of Sellers' knowledge, the Software performs free from material defects in programming and operation, is in machine readable form and includes all computer programs, materials, tapes, know-how, object and source codes, other written materials, know-how and processes material to the use and performance of such Software in the conduct of the Business.

                 (b) Nonproprietary Nature. All of the Software is generally commercially available to third-party users and is not otherwise proprietary to Sellers in nature or subject to any material enhancements developed by, or on behalf of, the Sellers.

                 (c) Title. The Sellers have the absolute right to use the Software, and such right, and all related licenses, are fully transferable to the Purchaser. Sellers do not have any obligation to compensate any person for the development, use, sale or exploitation of the Software, nor have Sellers granted to any other person or entity any license, option or other rights to develop, use, sell or exploit in any manner the Software whether requiring the payment of royalties or not.

                 (d) Protection of Proprietary Information. Sellers have taken all appropriate measures to protect any confidential or proprietary information which may be stored in any machine readable form, including without limitation the access to source and object codes for the Software.

                 3.1.25  Environmental Matters.  Except as set forth in
SCHEDULE 3.1.25 attached hereto:

                 (a) Sellers have obtained all permits, licenses and other authorizations which are required under any Environmental Laws.

                 (b) Sellers are in full compliance in the conduct of the Business with all terms and conditions of all required permits, licenses and authorizations, and is also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables under any Environmental Laws or contained in any order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                 (c) There are no conditions or circumstances, and neither of the Sellers have engaged in any activities or practices, which may interfere with or prevent compliance or continued compliance with any Environmental Laws or any order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

                 (d) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or threatened against Sellers in connection with the conduct of the Business or the condition of the Real Property relating in any way to any claimed violation of any Environmental Laws or any order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                 (e) Sellers agree to cooperate with Purchaser in connection with Purchaser's application for the transfer, renewal or issuance of any permits, licenses, approvals or other authorizations or to satisfy any related regulatory requirements involving the Business.

                 3.1.26  Real Property.

                 (a) Use of Real Property. The Real Property constitutes all of the real property (including, without limitation, all interests in and rights to real property) and improvements which are owned or leased by Sellers or otherwise used in connection with the Business.

                 (b) Title to Owned Real Property. With respect to the Owned Real Property, title to such Real Property is, and at Closing shall be, good and marketable, fee simple absolute, free and clear of all liens, adverse claims and other matters affecting Sellers' title to or possession of such Real Property, including, but not limited to, all encroachments, boundary disputes, covenants, restrictions, easements, rights of way, mortgages, security interests, leases, encumbrances and title objections, excepting only such easements, restrictions and covenants presently of record which will not, in Purchaser's sole judgment, interfere with or impair Purchaser's intended use of any of the Real Property, reduce the value of any of the Real Property, or prevent Purchaser from obtaining financing of Purchaser's acquisition of the Real Property (the "Permitted Real Estate Exceptions").

                 (c) Zoning. Sellers use of the Real Property is in compliance with all applicable zoning and other land use requirements applicable thereto.

                 (d) Utility Services. The water, electric, gas and sewer utility services and any septic tank or storm drainage facilities currently available to the Real Property are adequate for the present use of the Real Property by Sellers in conducting the Business.

                 (e) Assessments or Hazards. Neither Maxco nor Sellers have received notices, oral or written, from any governmental body, that the assessed value of the Real Property has been determined to be greater than that upon which county, township or school tax was paid for the tax year applicable to each such tax, or from any insurance carrier of Sellers of fire hazards with respect to the Real Property. If, at the time of Closing, the Real Property or any portion thereof is affected by any assessment which is or may become payable in annual installments, of which one or more is then payable or has been paid, then for the purpose of this Agreement, all the unpaid installments of any such assessment including, without limitation, those which are to become due and payable after Closing, shall be deemed to be liens on the Real Property and shall be paid or discharged at or prior to

Closing.

                 (f) Eminent Domain. Sellers have received no notices, oral or written, and have no reason to believe, that any governmental body having the power of eminent domain over any of the Real Property has commenced or intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property.

                 (g) Public Improvements. No work for municipal improvements has been commenced on or in connection with the Real Property or any street adjacent thereto. No assessment for public improvements has been made against the Real Property which remains unpaid. No notice from any county, township or other governmental body has been served upon the Real Property or received by Sellers requiring or calling attention to the need for any work, repair, construction, alteration or installation on or in connection with the Real Property which has not been complied with.

                 3.1.27 Availability of Documents. Sellers have made available to Purchaser copies of all documents, including without limitation all agreements, contracts, commitments, insurance policies, leases, plans, instruments, undertakings authorizations, permits, licenses, patents, trademarks, tradenames, service marks, copyrights and applications therefor listed in any Schedules or otherwise referred to therein. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

                 3.1.28 Adequacy of Assets. Other than as may arise by reason of the exclusion of any of the Excluded Assets, the Assets, as existing at Closing, will constitute all of the properties, assets and rights or interests necessary for the Purchaser to conduct the Business in the manner heretofore conducted by the Sellers and, except for the Excluded Assets, neither Maxco, nor Sellers, are aware of any other properties, assets, rights or interests used in, or are otherwise necessary to, the conduct of the Business in such manner which will not otherwise be a part of the Assets.

                 3.1.29 Restrictions. Sellers are not a party to any indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially adversely affects or materially restricts or, so far as Sellers can now reasonably foresee, may in the future materially adversely affect or materially restrict, the business, operations, assets, properties, prospects or condition (financial or otherwise) of the Business after consummation of the transactions contemplated hereby.

                 3.1.30 Conditions Affecting Sellers. There is no fact, development or threatened development with respect to the markets, products, services, customers, facilities, computer software, data bases, personnel, vendors, suppliers, operations, assets or prospects of the Business which are known to Sellers or Maxco which would materially adversely affect the business, operations or prospects of Sellers considered as a whole, other than such conditions as may affect as a whole the economy generally. Sellers have used their best efforts to keep available for Purchaser the services of the employees, agents, customers and suppliers of Sellers active in the conduct of the Business. Sellers do not have any reason to believe that any loss of any employee, agent, customer or supplier or other advantageous arrangement will result because of the consummation of the transactions contemplated hereby.

                 3.1.31 Completeness of Disclosure. No representation or warranty by Sellers or Maxco in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Purchaser pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

         3.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Sellers as follows:

                 3.2.1 Corporate Existence. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio.

                 3.2.2 Corporate Power and Authorization. Purchaser has the power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

                 3.2.3 Validity of Contemplated Transactions, etc. The execution, delivery and performance of this Agreement by Purchaser does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to, (a) any existing law, ordinance, or governmental rule or regulation to which Purchaser is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Purchaser, (c) the Operating Agreement of, or any securities issued by, Purchaser, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Purchaser is a party or by which Purchaser is otherwise bound. No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by Purchaser.

         3.3 Survival of Representations and Warranties. All representations and warranties made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with negotiation, execution and performance of this Agreement shall survive the Closing for a period of two years except for (a) the warranties and representations contained in Sections 3.1.1, 3.1.2, 3.1.4, 3.1.5, 3.1.12, 3.1.25, 3.2.1, 3.2.2 and 3.2.3 which shall survive Closing for a period of ten years and (b) the representations and warranties contained in Section 3.1.10, which shall survive Closing until the expiration of the statute of limitations (including an extensions) applicable to tax returns or other forms relating to any period prior to the Closing. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein.

                   ARTICLE IV  -  AGREEMENTS PENDING CLOSING.

         4.1 Agreements of Sellers Pending the Closing. Sellers covenant and agree that, pending the Closing and except as otherwise agreed to in writing by
Purchaser:

                 4.1.1 Business in the Ordinary Course. The Business shall be conducted solely in the ordinary course consistent with past practice.

                 4.1.2 Existing Condition. Sellers shall not cause nor permit to occur any of the events or occurrences described in Section 3.1.12 hereof.

                 4.1.3 Maintenance of Physical Assets. Sellers shall continue to maintain and service the physical assets used in the conduct of the Business in the same manner as has been its consistent past practice.

                 4.1.4 Employees and Business Relations. Sellers shall use its best efforts to keep available the services of the present employees and agents of the Business and to maintain the relations and goodwill with the suppliers, customers, distributors and any others having business relations with the Business.

                 4.1.5 Maintenance of Authorizations etc. Sellers shall use their best efforts to maintain in full force and effect all Authorizations.

                 4.1.6 Compliance with Laws. etc. Sellers shall comply with all laws, ordinances, rules, regulations and orders applicable to the Business, or Sellers' operations, assets or properties in respect thereof, the noncompliance with which might materially affect the Business or the Assets.

                 4.1.7 Update Schedules. Sellers shall promptly disclose to Purchaser any information contained in its representations and warranties or the Schedules which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Sellers or the schedules hereto for the purposes of Article V hereof, unless Purchaser shall have consented thereto in writing.

                 4.1.8 Conduct of Business. Sellers shall use their best efforts to conduct its respective business in such a manner that on the Closing Date the representations and warranties of Maxco and Sellers contained in this Agreement shall be true, except as specifically contemplated by this Article IV, as though such representations and warranties were made on and as of such date. Furthermore, Maxco and Sellers shall cooperate with Purchaser and use their best efforts to cause all of the conditions to the obligations of Purchaser and Sellers under this Agreement to be satisfied on or prior to the Closing Date.

                 4.1.9 Sale of Assets; Negotiations. Neither Maxco nor Sellers shall, directly or indirectly, sell or encumber all or any part of the Assets, other than in the ordinary course of the Business consistent with past practice, or initiate or participate in any discussions or negotiations or enter into any agreement to do any of the foregoing. Maxco and Sellers shall not provide any confidential information concerning the Business or its properties or assets to any third party other than in the ordinary course of business.

                 4.1.10 Access. Maxco and Sellers shall give to Purchaser's officers, employees, counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours, all of the premises, properties, assets, records, contracts and other documents relating to the Business and shall permit them to consult with the officers, employees, accountants, counsel and agents of Sellers for the purpose of making such investigation of the Business, including without limitation the Consolidated Interim Balance Sheet, as Purchaser shall desire to make, provided, that, such investigation shall not unreasonably interfere with the business operations of the Sellers. Furthermore, Sellers shall furnish to Purchaser all such documents and copies of documents and records and information with respect to the affairs of the Business and copies of any working papers relating thereto as Purchaser shall from time to time reasonably request and shall permit Purchaser and its agents to make such physical inventories and inspections of the Assets as Purchaser may request from time to time.

         4.2 Agreements of Purchaser Pending the Closing. Purchaser covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by Sellers:

                 4.2.1 Actions of Purchaser. Purchaser will not knowingly take any action which would result in a breach of any of its representations and warranties hereunder. Furthermore, Purchaser shall cooperate with Sellers and use its best efforts to cause all of the conditions to the obligations of Purchaser and Sellers under this Agreement to be satisfied on or prior to the Closing Date.

                 4.2.2 Confidentiality. Unless and until the Closing has been consummated, Purchaser will hold, and shall cause their counsel, independent certified public accountants, appraisers and investment bankers to hold in confidence any confidential data or information made available to Purchaser in connection with this Agreement with respect to the Business using the same standard of care to protect such confidential data or information as is used to protect Purchaser's confidential information. If the transactions contemplated by this Agreement are not consummated, Purchaser agrees that it shall return or cause to be returned to Sellers all written materials and all copies thereof that were supplied to Purchaser by Sellers and that contain any such confidential data or information.

         4.3 Press Releases. The parties agree that prior to the Closing Date, no party shall make any public announcement or press release with respect to the contemplated purchase and sale of the Business without mutual consent, provided, that, Purchaser acknowledges and agrees that the foregoing restriction shall not be deemed to apply to such public disclosures, releases and announcements as Maxco may be required to make or provide or under applicable securities law. In any event, each party will, in any case, give the other party a copy of such contemplated announcement or release two business days prior to its being made public.

               ARTICLE V  -  CONDITIONS PRECEDENT TO THE CLOSING

         5.1 Conditions Precedent to Purchaser's Obligations. All obligations of Purchaser under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

                 5.1.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Sellers and Maxco contained in this Agreement or in any schedule, certificate or document delivered by Sellers or Maxco to Purchaser pursuant to the provisions hereof shall have been true on the date hereof without regard to any schedule updates furnished by Sellers or Maxco after the date hereof and shall be true on the Closing Date with the same effect as though such representations and warranties were made as of such date.

                 5.1.2 Compliance with this Agreement. Sellers and Maxco shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

                 5.1.3 Closing Certificate. Purchaser shall have received a certificate from Sellers dated the Closing Date, certifying in such detail as Purchaser may reasonably request that the conditions specified in Sections
5.1.1 and 5.1.2 hereof have been fulfilled and certifying that Sellers have obtained all consents and approvals required with respect to it or the Business by Section 5.1.6 hereof.

                 5.1.4 Opinions of Counsel for Sellers. Warren, Price, Cameron, Faust & Asciutto P.C., counsel for Sellers, shall have delivered to Purchaser a written opinion, dated the Closing Date, in such form, and containing such opinions, as shall be in form and substance reasonably satisfactory to the Purchaser and its counsel.

                 5.1.5 No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

                 5.1.6 Consents and Approvals. Purchaser shall have received such consents and approvals to the transactions contemplated hereby, in form satisfactory to the Purchaser, from:

                 (a) the Lessors (as to the assignment of the Marysville Lease to Purchaser and as to the landlord waiver agreement referred in
         Section 5.1.12 below); and

                 (b) the holders of the Ward Note Obligations and those parties to the Contracts listed on Schedule 1.1.1(g) hereto.

                 5.1.7 Material Adverse Changes. The business, operations, assets, properties or prospects of the Business shall not have been and shall not be threatened to be materially adversely affected in any way as a result of any event or occurrence.

                 5.1.8 Approval of Counsel; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by Arter & Hadden, counsel for Purchaser, in the exercise of their reasonable judgment. Maxco and Sellers shall also have delivered to Purchaser such other documents, instruments, certifications and further assurances as such counsel may reasonably require.

                 5.1.9 Lien Releases. Purchaser shall be provided with reasonable evidence that the Sellers have, at their expense, obtained the release of all liens, claims, encumbrances and other restrictions of any nature, not otherwise Permitted Liens, which may relate to any of the Assets, including all related UCC filings, and such lienholder releases, if any, which may otherwise be appropriate to evidence the release of any rights which such lienholder may otherwise have against the Purchaser, any of the Assets or any of the indebtedness secured by any such lien, provided, that, to the extent any portion of the Cash Closing Payment is required for the purpose of discharging any such lien, Sellers shall procure a payoff letter from such lienholder which evidences the amount required to be so paid and the Purchaser shall have the right to establish such reasonable procedures to ensure that the portion of the Cash Closing Payment required to be paid to secure such lien release is paid directly to the lienholder, conditional upon such lienholder's release of the related lien.

                 5.1.10 Non-Disclosure Agreement. Maxco and Sellers will execute a Non-Disclosure Agreement substantially in the form attached as EXHIBIT C.

                 5.1.11 Delivery of MESC Form 1027. At least two days prior to the Closing Date, Purchaser shall have been furnished with the MESC Form 1027.

                 5.1.12 Financing Arrangements. Sellers, and such other parties as Purchaser's lender shall deem necessary, shall have executed all such agreements, instruments or other documents as may be reasonably required by the Purchaser's lender as a condition to its financing, including, without limitation, all such agreements, certificates, consents and the like as such lender may require in connection with the subordination of the Subordinated Note and the Ward Note Obligations and the assignment of Purchaser's rights to sums due under this Agreement. Purchaser's lender shall otherwise be satisfied, and have received such reasonable evidence, that all liens, security interests, restrictions, claims and other encumbrances of any nature in or upon the Assets, other than Permitted Liens, have been fully released and, in respect of the Leased Real Property, such lender shall have received a landlord's waiver, executed by the Lessor, waiving any and all claims, liens or rights of levy and distraint which such Lessor may have in respect of any of the Assets located at such Real Property and otherwise containing such agreements as the lender may reasonably require.

                 5.1.13 Title Insurance. Title to the Owned Real Property shall be insurable by Ticor Title Insurance Company, at such company's regular rates pursuant to an ALTA 1987 owner's form of policy, free of all exceptions, including the so-called standard exceptions and survey exceptions, except the Permitted Real Estate Exceptions.

                 5.1.14 Surveys. Purchaser shall have obtained an ALTA survey of the Owned Real Property sufficient in detail to delete the so-called survey exceptions to the title insurance policy and otherwise satisfactory to Purchaser's lender.

                 5.1.15 Transfer of IBM Mainframe Computer. Purchaser shall have received a bill of sale, executed by Maxco, together with such releases or other lien terminations, as Purchaser may reasonably require to evidence the to transfer to Purchaser, free and clear of all liens, claims and encumbrances of any nature, the mainframe computer system (IBM Application System AS400, Model 9404 currently used by WPP in its business operations.

         5.2 Conditions Precedent to the Obligations of Sellers. All obligations of Sellers under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

                 5.2.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Purchaser contained in this Agreement or in any list, certificate or document delivered by Purchaser to Sellers pursuant to the provisions hereof shall be true on the Closing Date with the same effect as though such representations and warranties were made as of such date.

                 5.2.2 Compliance with this Agreement. Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

                 5.2.3 Closing Certificates. Sellers shall have received a certificate from Purchaser dated the Closing Date certifying in such detail as Sellers may reasonably request that the conditions specified in Sections 5.2.1 and 5.2.2 hereof have been fulfilled.

                 5.2.4 Opinion of Counsel for Purchaser. Arter & Hadden, counsel to Purchaser, shall have delivered to Sellers a written opinion, dated the Closing Date, in such form, and containing such opinions, as shall be in form and substance reasonably satisfactory to Sellers and its counsel.

                 5.2.5 No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

                 5.2.6 Maxco Board Approval. The execution of this Agreement and each of the other Seller Documents to which Maxco will be a party, and the consummation of the transactions contemplated hereby, shall have been approved by the Board of Directors of Maxco.

                 5.2.7 Backstop Guaranty/Indemnity. Sellers and Maxco shall have received a guaranty, executed and delivered by such members of the Purchaser or other persons, and including such terms and conditions, as shall be satisfactory to Maxco in its sole discretion, whereby such members or other persons agree to guaranty the payment of the Ward Note Obligations and otherwise indemnify Sellers and Maxco from and against any liability, loss or other claims in respect thereof.

                 5.2.8 Approval of Counsel; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by Warren, Price, Cameron, Faust & Asciutto P.C., counsel for Sellers, in the exercise of their reasonable judgment. Purchaser shall also have delivered to Sellers and Maxco such other documents, instruments, certifications and further assurances as such counsel for Sellers may reasonably require.

                         ARTICLE VI  -  INDEMNIFICATION

         6.1 General Indemnification Obligation of Sellers and Maxco. From and after the Closing, each of Sellers and Maxco, jointly and severally, will reimburse, indemnify and hold harmless Purchaser and its successors and assigns (an "Indemnified Purchaser Party") against and in respect of:

                 (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Purchaser Party that result from, relate to or arise out of:

                          (i)    any and all Excluded Liabilities;

                          (ii) any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Sellers or Maxco under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Purchaser pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; or

                          (iii)  any loss or liability incurred by the
         Purchaser by reason of the denial, by any applicable governmental authority, of approval of the transfer of any industrial tax exemption certificate currently held by WPP to the Purchaser, it being acknowledged that, following closing, Purchaser will apply for the transfer of such tax exemption certificates pursuant to the provisions of applicable law; and

                 (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 6.1.

         6.2 General Indemnification Obligation of Purchaser. From and after the Closing, Purchaser will reimburse, indemnify and hold harmless Sellers and Maxco and their successors or assigns (an "Indemnified Sellers Party") against and in respect of:

                 (a) Any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Sellers Party that result from, relate to or arise out of:

                       (i)   any and all Assumed Liabilities;

                       (ii) any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Purchaser under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Sellers pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and

                       (iii) any and all loss, claims or damages incurred by, or asserted against, any Indemnified Sellers Party by reason of any claim relating to the condition of any Property Held as Bailee, to the extent such claim arises by reason of any failure of the Purchaser to properly maintain any such property after the Closing Date or the loss or destruction of any such property after the Closing Date; and

                 (b) any and all actions, suits, claims, proceeding, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 6.2.

         6.3 Method of Asserting Claims, Etc. In the event that any claim or demand for which Sellers or Maxco would be liable to an Indemnified Purchaser Party hereunder is asserted against or sought to be collected from an Indemnified Purchaser Party by a third party, the Indemnified Purchaser Party shall promptly notify Sellers and Maxco of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). Sellers and Maxco shall have ten days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Purchaser Party of (i) whether or not they dispute their liability to the Indemnified Purchaser Party hereunder with respect to such claim or demand and (ii) whether or not, notwithstanding any such dispute, they desire, at their sole cost and expense, to defend the Indemnified Purchaser Party against such claim or demand.

                 (a) If Sellers or Maxco disputes its liability with respect to such claim or demand or the amount thereof (whether or not Sellers or Maxco desires to defend the Indemnified Purchaser Party against such claim or demand as provided in paragraphs (b) and (c) below), such dispute shall be resolved in accordance with Section 6.5 hereof. Pending the resolution of any dispute by Sellers or Maxco of its liability with respect to any claim or demand, such claim or demand shall not be settled without the prior written consent of the Indemnified Purchaser Party.

                 (b) In the event that Sellers or Maxco notifies the Indemnified Purchaser Parties within the Notice Period that they desire to defend the Indemnified Purchaser Party against such claim or demand then, except as hereinafter provided, Sellers or Maxco, respectively, shall have the right to defend the Indemnified Purchaser Party by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by them to a final conclusion in such a manner as to avoid any risk of Indemnified Purchaser Party becoming subject to liability for any other matter; provided, however, Sellers and Maxco shall not, without the prior written consent of the Indemnified Purchaser Party, consent to the entry of any judgment against the Indemnified Purchaser Party or enter into any settlement or compromise which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Purchaser Party of a release, in form and substance satisfactory to the Indemnified Purchaser Party, as the case may be, from all liability in respect of such claim or litigation. If any Indemnified Purchaser Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If, in the reasonable opinion of the Indemnified Purchaser Party, any such claim or demand or the litigation or resolution of any such claim or demand involves an issue or matter which could have a materially adverse effect on the business, operations, assets, properties or prospects of the Indemnified Purchaser Party, including without limitation the administration of the tax returns and responsibilities under the tax laws of any Indemnified Purchaser Party, then the Indemnified Purchaser Party shall have the right to control the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligation of Sellers and Maxco hereunder; provided, however, that the Indemnified Purchaser Party shall not settle any such claim or demand without the prior written consent of Sellers or Maxco, which consent shall not be unreasonably withheld. If the Indemnified Purchaser Party should elect to exercise such right, Sellers or Maxco shall have the right to participate in, but not control, the defense or settlement of such claim or demand at its sole cost and expense.

                 (c) (i) If Sellers or Maxco elect not to defend the Indemnified Purchaser Party against such claim or demand, whether by not giving the Indemnified Purchaser Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or if the same be defended by Sellers or Maxco or by the Indemnified Purchaser Party (but none of the Indemnified Purchaser Party shall have any obligation to defend any such claim or demand), then that portion thereof as to which such defense is unsuccessful, in each case shall be conclusively deemed to be a liability of Sellers and Maxco hereunder, unless Sellers and Maxco shall have disputed their liability to the Indemnified Purchaser Party hereunder, as provided in (a) above, in which event such dispute shall be resolved as provided in section 6.5 hereof.

                     (ii) In the event an Indemnified Purchaser Party should have a claim against

Sellers or Maxco hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Purchaser Party shall promptly send a Claim Notice with respect to such claim to Sellers and Maxco. If Sellers or Maxco dispute its liability with respect to such claim or demand, such dispute shall be resolved in accordance with Section 6.5 hereof; if Sellers or Maxco do not notify the Indemnified Purchaser Party within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of Sellers or Maxco, respectively, hereunder.

                 (d) All claims for indemnification by an Indemnified Sellers Party under this Agreement shall be asserted and resolved under the procedures set forth above substituting in the appropriate place "Indemnified Sellers Party" for "Indemnified Purchaser Party" and variations thereof and "Purchaser" for "Sellers and Maxco".

         6.4  Payment.  Upon the determination of the liability under Section
6.3 or 6.5 hereof, the appropriate party shall pay to the other, as the case may be, within ten days after such determination, the amount of any claim for indemnification made hereunder. In the event that the indemnified party is not paid in full for any such claim pursuant to the foregoing provisions promptly after the other party's obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other person, firm or corporation, to setoff the unpaid amount of any such claim against any amounts owed by it under any agreements entered into pursuant to this Agreement, the Sellers' Documents or the Purchaser's Documents. Upon the payment in full of any claim, either by setoff or otherwise, the entity making payment shall be subrogated to the rights of the indemnified party against any person, firm or corporation with respect to the subject matter of such claim.

         6.5 Arbitration. (a) All disputes under this Article VI shall be settled by arbitration in Detroit, Michigan, before a single arbitrator pursuant to the rules of the American Arbitration Association. Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 6.5. The arbitrator shall be selected by the joint agreement of Sellers and Purchaser, but if they do not so agree within 20 days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared; provided, however, that if in the opinion of the arbitrator any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of his award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrator against the party raising such unreasonable claim, defense or objection.

                 (b) To the extent that arbitration may not be legally permitted hereunder and the parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration, any party may commence a civil action in a court of appropriate jurisdiction to solve disputes hereunder. Nothing contained in this Section 6.5 shall prevent the parties from settling any dispute by mutual agreement at any time.

         6.6 Compliance with Bulk Sales Laws. Purchaser and Sellers hereby waive compliance by

Purchaser and Sellers with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Sellers and Maxco shall indemnify Purchaser from, and hold it harmless against, any liabilities, damages, costs and expenses resulting from or arising out of (i) the parties' failure to comply with any of such laws in respect of the transactions contemplated by this Agreement, or (ii) any action brought or levy made as a result thereof, other than those liabilities which have been expressly assumed, on such terms as expressly assumed, by Purchaser pursuant to this Agreement.

         6.7 Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Article VI are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

         6.8 Indemnity Basket. Purchaser agrees that it shall have no right to indemnity under the provisions of this Article VI until such time, and only to such extent, that the aggregate amount of its indemnity claims exceeds One Hundred Thousand Dollars ($100,000), provided, that, the foregoing limitation shall not apply to:

                 (a) any claim for indemnity made by the Purchaser arising out of (i) the failure of the Sellers to pay and discharge any Excluded Liabilities or (ii) the failure of Sellers to discharge any lien, security interest, claim or other encumbrance required to be released as a condition to this Agreement;

                 (b) any claim for indemnity made by the Purchaser in respect of loss, liability, cost or expense incurred by Purchaser arising out of the breach or innacuracy of the representations and warranties made by the Sellers under the provisions of Sections 3.1.2 and 3.1.12 hereof; and

                 (c) the breach by Sellers of their obligations under the terms of Sections 7.8 or 7.9 of this Agreement.

                      ARTICLE VII  -  POST CLOSING MATTERS

         7.1 Employee Benefits. Except for such benefits or other amounts as may be accrued in the Closing Assumed Operating Liabilities, Sellers shall pay directly to each employee of the Business that portion of all benefits (including such benefits under the Employee Benefit Plans) which have been accrued on behalf of that employee (or is attributable to expenses properly incurred by that employee) as of the Closing Date, and Purchaser shall assume no liability therefor. No portion of the assets of any Employee Benefit Plan or other plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Sellers (and no amount attributable to any such Employee Benefit Plan or other plan, fund, program or arrangement) shall be transferred to Purchaser, and Purchaser shall not be required to continue any such Employee Benefit Plan or other plan, fund, program or arrangement after the Closing Date. The amounts payable on account of all benefit arrangements shall be determined with reference to the date of the event by reason of which such amounts become payable, without regard to conditions subsequent, and Purchaser shall not be liable for any claim for insurance, reimbursement or other benefits payable by reason of any event which occurs prior to the Closing Date. All amounts payable directly to employees, or to any Employee Benefit Plan or other fund, program, arrangement or plan maintained by Sellers therefor shall be paid by Sellers within 30 days after the Closing Date to the extent that such payment is not inconsistent with the terms of such Employee Benefit Plan or other fund, program, arrangement or plan. All employees of Sellers who are employed by Purchaser on or after the Closing Date shall be new employees of Purchaser and any prior employment by Sellers of such employees shall not affect entitlement to, or the amount of, salary or other cash compensation, current or deferred, which Purchaser may make available to its employees.

         7.1A Purchaser 401(k) Plan. Notwithstanding the foregoing provisions of Section 7.1 above, the Purchaser agrees to adopt and sponsor a 401(k) plan which will allow employees of the Sellers who become employees of the Purchaser ("carryover employees") to rollover amounts which are otherwise held for the account of such employees under the 401(k) plan currently sponsored by Maxco (the "Maxco 401(k) Plan") and, in connection therewith, Purchaser agrees that it will provide bridge loans, up to an aggregate amount of $60,000, to carryover employees who currently have loans outstanding from the Maxco 401(k) Plan for the purpose of repaying such loans to the Maxco 401(k) Plan, provided, that, (a) the entire account balance of such carryover employees held under the Maxco 401(k) Plan is rolled-over to the Purchaser's 401(k) plan and (b) promptly following such roll-over, such bridge loans are repaid to the Purchaser by such carryover employees from the proceeds of new loans made to such employees from the Purchaser's 401(k) plan. The parties acknowledge that the obligation of the Purchaser to make the bridge loans referred to in this
Section 7.1A is subject otherwise to Purchaser's receipt, at the time of making such bridge loan, of satisafctory evidence of the existance and amount of any such outstanding loan obligation of the carryover employee and adequate assurances that the conditions set forth in clauses (a) and (b) above will be satisfied.

         7.2 Non-Solicitation. As of the Closing Date, Purchaser shall offer employment to, and Sellers shall use its best efforts to assist Purchaser in employing as new employees of Purchaser, all persons presently engaged in the Business who are identified by Purchaser prior to the Closing Date (the "Employees"). Sellers shall terminate, effective as of the Closing Date, all employment agreements it has with any of the Employees. Until the third anniversary of the Closing Date, Sellers will not directly or indirectly solicit or offer employment to any Employee (i) who elected not to accept employment from Purchaser, (ii) who is then an employee of Purchaser, or (iii) who has terminated such employment without the consent of Purchaser within 180 days of such solicitation or offer, and Purchaser will not directly or indirectly solicit or offer employment to any person who, after the Closing Date is then an employee of Sellers or who has terminated such employment without the consent of Sellers within 180 days of such solicitation or offer.

         7.3 Discharge of Business Obligations. From and after the Closing Date, Sellers shall pay and discharge all Excluded Liabilities in accordance with past practice, but not less than on a timely basis.

         7.4 Maintenance of Books and Records. Purchaser shall preserve until the tenth anniversary of the Closing Date all records possessed or to be possessed by Purchaser relating to any of the assets, liabilities or business of the Business prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities or business of the Business prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party.

         7.5 Payments Received. Sellers and Purchaser each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation any insurance proceeds, and will account to the other for all such receipts. From and after the Closing, Purchaser shall have the right and authority to endorse without recourse the name of Sellers on any check or any other evidences of indebtedness received by Purchaser on account of the Business and the Assets transferred to Purchaser hereunder.

         7.6 Use of Name. From and after the Closing Date, Sellers will cease using the Operating Names in the conduct of any business or for any other purpose, unless expressly permitted by the Purchaser.

         7.7 UCC Matters. From and after the Closing Date, Sellers will promptly refer all inquiries with respect to ownership of the Assets or the Business to Purchaser. In addition, Sellers will execute such documents as Purchaser may reasonably request from time to time to evidence transfer of the Assets to Purchaser, including any necessary assignments of financing statements.

         7.8 Covenant Not to Compete. Maxco and each of the Sellers agree that for a period of five years after the Closing Date, neither it nor any of the other Maxco Corporate Affiliates now or hereafter existing, will, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, any business whether in corporate, proprietorship or partnership form or otherwise as more than a five percent owner in such business where such business is competitive with the Business. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provisions of this Section 7.8 should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

         7.9 Trade Accounts Receivable. Sellers warrant the full collection of the trade receivables of the Business, outstanding at Closing, as set forth on the Consolidated Closing Balance Sheet (the "Closing Receivables") within a period ending one hundred twenty days after the Closing Date (such one hundred twenty-day period being the "Collection Period"). On and after the Closing Date, Sellers shall promptly (within one business day after the date received) forward to Purchaser any Closing Receivables payments that Sellers receive. During the Collection Period, Purchaser shall use reasonable efforts consistent with prudent business practices to collect the full amount of the Closing Receivables, provided such efforts shall not require the institution of any litigation or other proceeding for purposes of collection, and Sellers shall cooperate with Purchaser in all reasonable respects in assisting Purchaser, by way of testimony or otherwise, in the collection of all Closing Receivables. Collections received in respect of the Closing Receivables during the Collection Period shall, unless otherwise specifically designated by the account debtor thereof, be applied in chronological order starting with the oldest receivable owing by such account debtor. Within ten days after the end of the Collection Period, to the extent there remains any uncollected Closing Receivables, and provided such uncollected amount exceeds the collection reserve, if any, set forth on the Consolidated Closing Balance Sheet, Sellers shall wire transfer an amount equal to such excess uncollected balance of the Closing Receivables to Purchaser and Purchaser shall assign such uncollected Closing Receivables to Sellers.

                         ARTICLE VIII  -  MISCELLANEOUS

         8.1 Termination. (a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before November 1, 1996 only as follows:

                 (i)  by mutual consent of Sellers and Purchaser;

                 (ii) by Purchaser, (x) at any time if the representations and warranties of Sellers contained in Section 3.1 hereof were incorrect in any material respect when made or at any time thereafter, or (y) upon written notice to Sellers given at any time after (or such later date as shall have been specified in a writing authorized on behalf of Sellers and Purchaser) if all of the conditions precedent set forth in
         Section 5.1 hereof have not been met or (z) if, between the date of this Agreement and Closing, (A) the Real Property or any portion thereof or interest therein shall be taken or condemned as a result of the exercise of the power of eminent domain, or if a governmental body having the power of eminent domain informs Sellers or the Purchaser that it intends to take or condemn all or part of the Real Property or (B) any material portion of the Fixed Assets are destroyed or damaged by any casualty, whether or not insured; or

                 (iii) by Sellers, (x) at any time if the representations and warranties of Purchaser contained in Section 3.2 hereof were incorrect in any material respect when made or at any time thereafter, or (y) upon written notice to Purchaser given at any time after (or such later date as shall have been specified in a writing authorized on behalf of Sellers and Purchaser) if all of the conditions precedent set forth in Section 5.2 hereof have not been met.

                 (iv) by either party, (x) if Purchaser is unable to obtain a financing commitment from an institutional lender on terms and conditions satisfactory to Purchaser within four weeks of the execution of this Agreement or (y) if the proposed purchase and sale is not closed prior to November 1, 1996, provided, that, no such party shall be permitted to exercise such right to the extent it is then in default of any of its obligations hereunder or otherwise in breach in any of its' representations or warranties hereunder as of such date.

                 (b) In the event of the termination and abandonment hereof pursuant to the provisions of this Section 8.1, this Agreement (except for Section 4.2.2 which shall continue) shall become void and have no effect, without any liability on the part of any of the parties or their directors or officers or stockholders in respect of this Agreement, unless the termination was the result of the representations and warranties of a party being materially incorrect when made or the material breach by such party of a covenant hereunder in which event the party whose representations and warranties were incorrect or who breached such covenant shall be liable to the other party for all costs and expenses of the other party in connection with the preparation, negotiation, execution and performance of this Agreement.

                 (c) In the event of the occurrence of any event described in paragraph (b)(ii)(z) above, and provided the Purchaser does not elect to terminate this Agreement (i) the Purchaser shall have the sole right, in the name of Sellers, if the Purchaser so elects, to negotiate for, claim, contest and receive all damages on account thereof, (ii) Sellers shall be relieved of its obligation to convey to the Purchaser the Real Property taken or condemned (and such Real Property shall be deemed an Excluded Asset), (iii) at Closing, Sellers shall assign to the Purchaser all of Sellers' rights to all damages payable for such taking or injury of the Real Property and shall pay to the Purchaser all damages theretofore paid to Sellers by reason thereof, and (iv) following Closing, Sellers shall give the Purchaser such further assurances of such rights and assignment as the Purchaser may from time to time reasonably request; or

         8.2  Brokers' and Finders' Fees.

                 (a) Sellers represent and warrant to Purchaser that all negotiations relative to this Agreement have been carried on by it with the help of P&M Corporate Finance, LLC ("P&M"), who may be entitled to a brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, and Sellers agree to indemnify and hold harmless Purchaser against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Sellers' dealings, arrangements or agreements with P&M or any other such person.

                 (b) Purchaser represents and warrants that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, and Purchaser agrees to indemnify and hold harmless Sellers and Maxco against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Purchaser's dealings, arrangements or agreements with or any such person.

         8.3 Sales, Transfer and Documentary Taxes, etc. Sellers shall pay all federal, state and local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Assets in accordance herewith whether imposed by law on Sellers or Purchaser and Sellers shall indemnify, reimburse and hold harmless Purchaser in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

         8.4 Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

         8.5 Contents of Agreement; Parties in Interest; etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

         8.6 Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Maxco, Sellers and Purchaser.

         8.7 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

         8.8 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by telegram or by registered or certified mail, postage prepaid, as follows:

                 If to Purchaser, to:

                          Plastics Acquisition Co., LLC
                          1422 Euclid Avenue
                          8th Floor Annex, Suite 801
                          Cleveland, Ohio 44115-1975
                          Attention:  Robert W. Luce

                 With a required copy to:

                          Arter & Hadden
                          925 Euclid Avenue, Suite 1100
                          Cleveland, Ohio 44115-1475
                          Attention:  Michael E. Elliott, Esquire

                 If to Sellers or Maxco, to:

                          Maxco, Inc.
                          1118 Centennial Way
                          Lansing, Michigan 48917
                          Attention: Vincent Shunsky, Vice President-Finance



                 With a required copy to:

                          Warren, Price, Cameron, Faust & Asciutto, P.C. P.O. Box 26067
                          Lansing, Michigan 48909
                          Attention:  J. Michael Warren, Esquire

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

         8.9 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Michigan.

         8.10 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article VI hereof, the other Indemnified Parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons except that Purchaser may, if required, assign Purchaser's rights and benefits hereunder, including indemnification rights, to its institutional lender.

         8.11 Headings, Gender and "Person". All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

         8.12 Schedules and Exhibits. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. An item listed in any Schedule or otherwise referred to therein in response to one Section of this Agreement shall not be deemed disclosed in response to any other Section unless otherwise specifically provided in this Agreement.

         8.13 Severability. Any provision of this Agreement which is invalid or unenforceable in any applicable jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any applicable jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         8.14 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written.


PACER TOOL & MOLD, INC.           PLASTICS ACQUISITION CO. LLC



By /s/ Vincent Shunsky                     By /s/ Robert W. Luce
  ---------------------------                --------------------------
Name   Vincent Shunsky                     Name   Robert W. Luce
    -------------------------                  ------------------------
Title  Secretary                           Title  President
     ------------------------                   -----------------------

MAXCO, INC.                                WRIGHT PLASTIC PRODUCTS, INC.



By /s/ Vincent Shunsky                     By /s/ Vincent Shunsky
  ---------------------------                --------------------------
Name   Vincent Shunsky                     Name   Vincent Shunsky
    -------------------------                  ------------------------
Title  Vice President                      Title  Secretary
     ------------------------                   -----------------------